First Choice Bancorp to Participate in Piper Jaffray Western Bank Symposium

Cerritos, CA, November 6, 2018 — First Choice Bancorp (NASDAQ: FCBP) (“First Choice” or the “Company”) today announced that members of its executive management team will participate in the Piper Jaffray Western Bank Symposium to be held in Newport Beach on November 8, 2018. During the event, the executive management team will hold a series of meetings with institutional investors.

A copy of the investor presentation that will be used at the event will be made available on the Presentations page of the Company’s investor relations website.

About First Choice Bancorp

First Choice Bancorp is a community-based bank holding company headquartered in Cerritos, California, and it is the sole shareholder of First Choice Bank. As of September 30, 2018, the First Choice had total assets of approximately $1.6 billion. First Choice Bank, headquartered in Cerritos, California is a community-focused financial institution, serving primarily commercial and consumer clients in diverse communities and specializing in loans to small businesses, private banking clients, commercial and industrial (C&I) loans, and commercial real estate loans with a niche in providing financing for the hospitality industry. First Choice Bank is a Preferred Small Business Administration (SBA) Lender. Founded in 2005, First Choice Bank has quickly become a leading provider of financial services that enable our customers to grow, maintain strength, and achieve their business objectives. We strive to surpass our clients’ expectations through our efficiency and professionalism and are committed to being “First in Speed, Service, and Solutions.” First Choice Bancorp stock is traded on the Nasdaq Capital Market under the ticker symbol “FCBP.”

First Choice Bank’s website is www.FirstChoiceBankCA.com.

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Contact:

First Choice

Robert M. Franko, 562.345.9241

President & Chief Executive Officer